Exhibit 10.11

Execution Version

RECEIVABLES FUNDING AGREEMENT

dated as of September 28, 2004,

as amended as of 11 October 2005, December 19, 2005, 22 January 2007,

11 August 2008, 8 September 2009, 21 January 2010, 15 September 2010, 31 December

2010, 23 March 2011, and amended and restated as of 22 November 2011,

by and among

DONEGAL RECEIVABLES PURCHASING LIMITED,

as Purchaser,

THE FINANCIAL INSTITUTIONS

FROM TIME TO TIME IDENTIFIED ON SCHEDULE 1 HERETO,

as Facility Lenders,

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS

RABOBANK INTERNATIONAL), LONDON BRANCH,

as Agent

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Page
Schedules

Schedule 1	Facility Limit and Currency Facility Limit

Schedule 4.1(j)	Location of Certain Offices

Schedule 4.1(r)	List of Blocked Account Banks and Blocked Accounts

Exhibits

Exhibit A	Form of Borrowing Request

RECEIVABLES FUNDING AGREEMENT

THIS RECEIVABLES FUNDING AGREEMENT (this “Agreement”), dated as of September 28, 2004, as amended as of 11 October 2005, December 19, 2005, 22 January 2007, 11 August 2008, 8 September 2009, 21 January 2010, 15 September 2010, 31 December 2010, 23 March 2011, and amended and restated as of 22 November 2011, by and among (A) DONEGAL RECEIVABLES PURCHASING LIMITED, a limited company incorporated under the laws of the Republic of Ireland, as the Purchaser and as the borrower hereunder, (B) THE FINANCIAL INSTITUTIONS FROM TIME TO TIME IDENTIFIED ON SCHEDULE 1 HERETO (the “Facility Lenders”), and (C) COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (trading as RABOBANK INTERNATIONAL), LONDON BRANCH, of Thames Court, One Queenhithe, London EC4V 3RL, as Agent.

ARTICLE I

DEFINITIONS

SECTION 1.1 Terms Defined in Schedule of Definitions

In this Agreement, unless otherwise defined herein or the context otherwise requires, capitalized terms have the meanings set forth in the Master Schedule of Definitions, Interpretations and Construction, dated as of the Closing Date and signed by the parties hereto and others for the purposes of identification (the “Schedule of Definitions”).

SECTION 1.2 Interpretation

The principles of interpretation set forth in Sections 1.3 and 1.4 of the Schedule of Definitions apply to this Agreement as if fully set forth herein.

ARTICLE II

ADVANCES AND PAYMENTS

SECTION 2.1 Advance Facility and Commitments

(a) Advances. Subject to the terms and conditions hereof, the Purchaser may from time to time during the period from the Closing Date to the Termination Date request that the Facility Lenders make advances (each an “Advance”) to the Purchaser. Subject to the terms and conditions hereof, including those set forth in Article III, each Facility Lender hereby agrees to make each such Advance. Subject to the terms and conditions hereof and of the other Transaction Documents, Advances shall be borrowed, reborrowed and/or repaid in accordance herewith.

(b) General Rules Relating to Advances. Notwithstanding any other provision of this Agreement:

(i) No Advance shall be made on or after the Termination Date.

(ii) No Advance shall be made by any Facility Lender on any date in any Currency if, after giving effect to such Advance and the application of the proceeds thereof on the date of such Advance to repay other Advances, to purchase Receivables or otherwise in accordance with this Agreement:

(A) the Share of the Advances made by such Facility Lender would exceed the Facility Limit of such Facility Lender at such time;

(B) the Share of the Advances made by such Facility Lender in any Currency would exceed the Currency Facility Limit of such Facility Lender for such Currency at such time;

(C) the Net Advances would exceed the Borrowing Base at such time; or

(D) the Currency Net Advances in such Currency would exceed the Currency Borrowing Base at such time.

(c) Advance Currencies. Subject to the terms and conditions hereof, each Advance made hereunder by a Facility Lender from time to time may only be requested and shall only be made in a Currency that ensures compliance with Sections 2.1(b)(ii)(B) and 2.1(b)(ii)(D).

(d) Several Obligations. The obligations of the Facility Lenders under this Agreement and the other Transaction Documents shall be several and not joint.

SECTION 2.2 Borrowing Procedures

(a) Notice of Borrowing. The Purchaser shall request each Advance to be made hereunder by delivering (or causing to be delivered) to the Agent a Borrowing Request no later than 8:30 a.m. (London time) on the fourth (4th) Business Day prior to the proposed Advance Date of any Advance (including the initial Advance). Each such Borrowing Request shall, in accordance with Section 2.1(a), specify (i) the date of such Advance (the “Advance Date”) which shall be a Permitted Advance Date, (ii) the Currency of such Advance, (iii) subject to Sections 2.1(b) and 2.2(b), the amount of such Advance, and (iv) all other information specified in Exhibit A. The amount of each Advance shall equal the amount specified in the Servicer Report delivered on the immediately preceding Monthly Reporting Date on the line entitled “Amount of Advances Requested on next Settlement Date”. The Agent shall promptly (and, in any event, not later than 10.00 a.m. (London time) on the third (3rd) Business Day prior to the proposed Advance Date) deliver a copy of each Borrowing Request received by it to each Facility Lender.

(b) Amount of Advances. The aggregate amount of each Advance funded by the Facility Lenders on any Advance Date shall be at least equal to the Dollar Equivalent (based on the Applicable Exchange Rate on such day for delivery on such Advance Date) of two million Dollars ($2,000,000) (or such lesser amount approved by the Facility Lenders in their sole discretion).

(c) Borrowing Request Irrevocable. Each Borrowing Request shall be irrevocable and binding on the Purchaser, and the Purchaser shall indemnify the Agent and each Facility Lender against any loss or expense incurred by the Agent or such Facility Lender, either directly or indirectly (including any loss or expense incurred by a Conduit, a Conduit CP Funding Provider or a Conduit Support Provider) as a result of any failure by the Purchaser to borrow any Advance, including any loss or expense incurred by the Agent or such Facility Lender, either directly or indirectly (including any loss or expense incurred by a Conduit, a Conduit CP Funding Provider or a Conduit Support Provider) by reason of the liquidation or reemployment of funds acquired by such Facility Lender (or by the relevant Conduit, Conduit CP Funding Provider or Conduit Support Provider, as applicable), including funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties, in order to fund such Advance.

(d) Making of Advances. On each Advance Date, each Facility Lender shall remit an amount equal to such Facility Lender’s Share of the aggregate amount of the Advance to be made in each Currency on such Advance Date to the Agent by wire transfer of same day funds in the applicable Currency to the relevant account of the Agent specified from time to time pursuant to Schedule 1.6 (Address and Payment Information) to the Schedule of Definitions. The Agent shall remit funds received pursuant to the immediately preceding sentence, by wire transfer of same day funds, to the Purchaser to the relevant account of the Purchaser specified from time to time pursuant to Schedule 1.6 (Address and Payment Information) to the Schedule of Definitions or to the account of the Servicer specified from time to time pursuant to Schedule 1.6 (Address and Payment Information) to the Schedule of Definitions for further payment to the Purchaser or the relevant Originator(s) in respect of any purchase of Receivables and related other Affected Assets by the Purchaser.

SECTION 2.3 Payment of Principal and Yield

(a) The Purchaser shall repay the principal amount of the Advances in each Currency to the Facility Lenders at the direction of the Agent:

(i) on each Settlement Date prior to the Termination Date, to the extent that, absent such repayment (but after giving effect to all other repayments made on such Settlement Date):

(A) the Net Advances would exceed the Borrowing Base at such time; or

(B) the Currency Net Advances in such Currency would exceed the Currency Borrowing Base at such time.

(ii) on each Settlement Date after the Termination Date, in an amount equal to all Available Funds available for such payment in accordance with Article IV of the Servicing Agreement; and

(iii) in full on the Maturity Date.

(b) The Purchaser may on any Settlement Date prepay the principal amount of the Advances in each Currency to the Facility Lenders at the direction of the Agent on not less than five (5) Business Days’ prior written notice to the Agent specifying the amount of such prepayment (which shall be the entire outstanding amount of all Advances or, if less, equal at least the Dollar Equivalent of two million Dollars ($2,000,000) (based, in each case, on the Applicable Exchange Rate on the Business Day immediately preceding the date of such notice). Each such prepayment notice shall be irrevocable and binding on the Purchaser, and the Purchaser shall indemnify the Agent and each Facility Lender against any loss or expense incurred by the Agent or such Facility Lender, either directly or indirectly, as a result of any failure by the Purchaser to prepay the Advances in accordance with any such notice.

(c) On each Yield Payment Date, the Purchaser shall pay to the Facility Lenders at the direction of the Agent an amount equal to the accrued and unpaid Yield on the Advances from time to time outstanding for the related Rate Period.

(d) All payments of principal of and Yield on the Advances shall be made in accordance with Article IV of the Servicing Agreement.

SECTION 2.4 Determination of Yield and Rate Periods

(a) Calculations. Yield will accrue on the Advances from time to time at the interest rates determined in accordance with this Section 2.4. Each Facility Lender’s Share of each Advance will be treated as having been funded (directly or indirectly) by the issuance of Commercial Paper or through a Conduit Support Agreement. The parties agree that Advances funded by Commercial Paper may be funded on a “pool funded” or a “match funded” basis, or some combination thereof, as the relevant Facility Lender may from time to time determine. Each Facility Lender shall notify the Purchaser and the Agent promptly of each determination made pursuant to this Section 2.4 (and in any event not later than 5:00 p.m., London time, on the third Business Day immediately preceding the date on which amounts determined pursuant to this Section 2.4 are to be paid).

(b) Rate Periods. Each Rate Period applicable to any Advance funded by the Facility Lenders through the issuance of Commercial Paper shall run from (and including) a Settlement Date to (but excluding) the next succeeding Settlement Date. Each Rate Period applicable to any Advance funded pursuant to a Conduit Support Agreement shall be a period of one (1) day.

(c) Rate Protection; Illegality

(i) If any Facility Lender is unable to obtain on a timely basis the information necessary to determine the Offshore Rate for any Currency for any proposed Rate Period, then (A) such Facility Lender shall forthwith notify the Agent and the Purchaser that the Offshore Rate for such Currency cannot be determined for such Rate Period, and (B) while such circumstances exist, Yield with respect to such Facility Lender’s Share of the Advances shall be determined by reference to the Base Rate.

(ii) If, with respect to any outstanding Rate Period, any Facility Lender notifies the Agent that the Offshore Rate for the Currency applicable to such Advance will not adequately reflect the cost to it of funding or maintaining such Advance for such Rate Period, then (A) such Facility Lender shall forthwith notify the Agent and the Purchaser that the Offshore Rate for such Currency cannot be determined for such Rate Period, and (B) while such circumstances exist, Yield with respect to such Facility Lender’s share of the Advances shall be determined by reference to the Base Rate.

(iii) Notwithstanding any other provision of this Agreement, if any Facility Lender shall notify the Agent that it has determined (or that it has received notice from any Conduit, Conduit CP Funding Provider or Conduit Support Provider) that the change, adoption, effectiveness, phase in, interpretation of or applicability after the Closing Date of any Law makes it unlawful for any such Facility Lender, Conduit, Conduit CP Funding Provider and/or Conduit Support Provider, as applicable, or any central bank or other Official Body asserts that it is unlawful, for any such Facility Lender, Conduit, Conduit CP Funding Provider and/or Conduit Support Provider, as applicable, to fund the purchases or maintenance of any Advance accruing Yield calculated by reference to the Offshore Rate for any Currency, then (A) as of the effective date of such notice from such Facility Lender to the Agent, the obligation of such Facility Lender to fund the making or maintenance of any Advance accruing Yield calculated by reference to such Offshore Rate shall be suspended until such Facility Lender notifies the Agent that the circumstances causing such suspension no longer exist and (B) each Advance shall either (I) if such Facility Lender, Conduit, Conduit CP Funding Provider and/or Conduit Support Provider, as applicable, may lawfully continue to maintain such Advance accruing Yield calculated by reference to such Offshore Rate until the last day of the applicable Rate Period, Yield with respect to such Facility Lender’s share of the Advances shall be determined by reference to the Offshore Rate until the last day of such Rate Period and thereafter shall be determined by reference to the Base Rate or (II) if such Facility Lender, Conduit, Conduit CP Funding Provider and/or Conduit Support Provider, as applicable, shall determine that it may not lawfully continue to maintain such Advance accruing Yield calculated by reference to such Offshore Rate until the end of the applicable Rate Period, Yield with respect to such Facility Lender’s share of the Advances shall from the date of such illegality be determined by reference to the Base Rate.

(iv) All determinations, calculations, quotations, decisions, notifications, opinions and certifications given, expressed, made or obtained for the purposes of this Section 2.4 by each Facility Lender will be binding on the Purchaser and the Agent in the absence of demonstrable error. Absent willful misconduct or gross negligence on the part of a Facility Lender, no liability to the Purchaser or any other Person will attach to such Facility Lender in connection with the exercise or non-exercise by it of its powers, duties and discretions hereunder.

SECTION 2.5 Fees and Other Costs and Expenses

The Purchaser shall pay, as and when due in accordance with this Agreement and Article IV of the Servicing Agreement, the Fee Letter and the Agency Fee Letter, as the case may be, all fees hereunder and under the Fee Letter and the Agency Fee Letter, the Servicing Fees, and all amounts payable pursuant to Article VII, if any. Nothing in this Agreement other than Section 9.12 shall limit in any way the obligations of the Purchaser to pay the amounts set forth in this Section 2.5.

SECTION 2.6 Payments; Overdue Amounts

(a) Notwithstanding anything contained herein or any other Transaction Document to the contrary, all amounts to be paid or deposited by the Purchaser hereunder (or by the Servicer on behalf of the Purchaser pursuant to the Servicing Agreement) shall be paid in a manner such that the full amount to be paid or deposited is actually received by the Person to which such amount is to be paid or on behalf of which such amount is to be deposited, in accordance with the terms hereof (and of the Servicing Agreement, as applicable), no later than 11:00 a.m. (local time where such receiving Person is located) on the day when due in immediately available funds. If such amounts are payable to the Agent (whether on behalf of the Facility Lenders or otherwise) they shall be paid or deposited in the account indicated under the heading “Payment Information” in Schedule 1.6 (Address and Payment Information) to the Schedule of Definitions with respect to the Agent, until otherwise notified by the Agent. If such amounts are payable to a Facility Lender they shall be paid or deposited in the account indicated under the heading “Payment Information” in Schedule 1.6 (Address and Payment Information) to the Schedule of Definitions with respect to such Facility Lender, until otherwise notified by such Facility Lender.

(b) The Purchaser shall, to the extent permitted by Law, pay to the Facility Lenders at the direction of the Agent, upon demand, interest on all amounts in any Currency not paid or deposited when due hereunder at a rate equal to two percent (2.00%) per annum, plus the Base Rate applicable to Currency in which such amounts are denominated.

SECTION 2.7 Right of Setoff

Without in any way limiting the provisions of Section 2.9, each of the Agent and each Facility Lender is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of an Event of Default or during the continuance of a Potential Event of Default to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Agent and/or any Facility Lender to, or for the account of, the Purchaser against the amount of the Aggregate Unpaids owing by the Purchaser to the Agent and/or to such Facility Lender on behalf of such Person (even if contingent or unmatured).

SECTION 2.8 Collection Accounts

(a) On or before the Closing Date the Agent shall establish, and at all times thereafter until the Final Payout Date the Agent shall maintain, in each Currency, a segregated account in the Agent’s name into which Available Funds denominated in such Currency shall be deposited as and to the extent required by this Section 2.8 (each a “Collection Account” and together the “Collection Accounts”). Each Collection Account shall be in the name of the Agent and shall bear a designation clearly indicating that the funds deposited therein are held for the benefit of the Agent, on behalf of the Secured Parties. The Agent shall have exclusive dominion and control over the Collection Accounts and all monies, instruments and other property from time to time in the Collection Accounts.

(b) Notwithstanding anything herein to the contrary, on and after the occurrence and during the continuance of an Event of Default or a Potential Event of Default, the Purchaser shall, and shall require the Servicer, upon the request of the Agent to the Purchaser (with a copy to the Servicer), within two (2) Business Days after receipt of any Available Funds received by the Purchaser or the Servicer in any Currency, including any Available Funds received or deposited into a Blocked Account, remit such Available Funds or cause such Available Funds to be remitted to the Collection Account for such Currency.

(c) Funds on deposit in any Collection Account may be invested by the Agent, in the name of the Agent, in Eligible Investments that will mature so that such funds will be available so as to permit the amounts in each Collection Account to be paid and applied on the next Yield Payment Date and otherwise in accordance with the provisions of Section 2.3 and the Servicing Agreement; provided that such funds shall not reduce the Advances or accrued Yield hereunder until so applied under Section 2.3.

(d) On each Yield Payment Date, all interest and earnings (net of losses and investment expenses) on funds on deposit in the Collection Accounts shall be applied in accordance with the Servicing Agreement.

(e) On the Final Payout Date, any funds remaining on deposit in the Collection Accounts and not otherwise applied in satisfaction of the Aggregate Unpaids in accordance with the Servicing Agreement, shall be paid to the Purchaser.

SECTION 2.9 Funds Held in Trust

(a) All funds held by the Purchaser shall be held in trust and the Purchaser shall deposit such funds within two (2) Business Days after receipt thereof into the applicable Blocked Account or, if requested by the Agent pursuant to Section 2.8, the applicable Collection Account.

(b) Neither the outstanding amount of the Advances nor the other Aggregate Unpaids shall be deemed reduced by any funds held in trust or in any Blocked Account or Collection Account unless and until, and then only to the extent that, such funds are finally paid to the Facility Lenders in accordance with Section 2.3.

SECTION 2.10 Conduit CP Funding Agreements and Conduit Support Agreements

Each Facility Lender undertakes (a) to maintain in place at all times sufficient arrangements under Conduit CP Funding Agreements and/or Conduit Support Agreements to make its Share of Advances under this Agreement either through the issuance of Commercial Paper or through other funding facilities (such as liquidity advances), (b) when seeking renewal of any such Conduit CP Funding Agreement or Conduit Support Agreement under normal circumstances, to seek renewal of such agreement for a period of not less than three-hundred sixty (360) days, (c) use its reasonable best efforts to notify MAI (and each other) at least sixty (60) days prior to the termination date of any such Conduit CP Funding Agreement or Conduit Support Agreement, as applicable, whether the Conduit CP Funding Provider or a Conduit Support Provider, as the case may be, (i) intends to extend (or renew) such agreement or (ii) intends not to extend (or renew) such agreement, and (d) upon any renewal of each such Conduit CP Funding Agreement or Conduit Support Agreement, to notify the Purchaser (with a copy to the Servicer) of the new expiry date for such agreement; provided that if either Facility Lender does not inform MAI of the intentions of the Conduit CP Funding Provider or a Conduit Support Provider pursuant to clause (c) prior to the termination of such agreement, such failure shall not impact or prejudice (i) the sole discretion of such Conduit CP Funding Provider or Conduit Support Provider to extend, renew or terminate such agreement or (ii) such Facility Lender’s ability to declare a Conduit Termination Date pursuant to the Schedule of Definitions.

SECTION 2.11 Extension of Scheduled Maturity Date

The Purchaser may, not more than seventy-five (75) nor less than sixty (60) days prior to the then current Scheduled Maturity Date, request that the Facility Lenders extend the Scheduled Maturity Date for a period of one additional year. If all Facility Lenders consent to such renewal within thirty (30) days of such request, the Scheduled Maturity Date will without further act be extended for one (1) additional year.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.1 Conditions Precedent to Initial Advance

The obligation of the Facility Lenders to make the initial Advance hereunder shall be subject to the conditions precedent that (a) all amounts required to be paid on or prior to the Initial Advance Date pursuant to the Fee Letter and the Agency Fee Letter shall have been paid in full, (b) the fees and expenses described in Section 7.4(a)(i) and invoiced prior to the Initial Advance Date shall have been paid in full (each of the Purchaser and MAI hereby (i) request that the Agent deduct from the proceeds of the initial Advance any amounts payable pursuant to clauses (a) and (b), (ii) acknowledge and agree on behalf of itself and each Originator that the outstanding amount of the Advances shall not in any way be reduced as a result of such deduction from the initial Advance, and (iii) agree that the Subordinated Loan made on the Initial Advance Date shall be increased by an amount equal to the amount payable pursuant to clauses (a) and (b)), and (c) the Purchaser shall have delivered, or caused to be delivered, to the Agent, for itself and the Facility Lenders, and the Agent’s counsel, an original (unless otherwise indicated) of each of the documents, instruments and opinions identified on Schedule I to the Omnibus Amendment.

SECTION 3.2 Conditions Precedent to All Advances

Each Advance hereunder (including the initial Advance) shall be subject to the conditions precedent that, on the date of such Advance, the following statements shall be true (and the Purchaser by accepting the amount of such Advance shall be deemed to have certified that):

(a) the Agent and each of the Facility Lenders shall have received a Borrowing Request, appropriately completed, within the time period required by Section 2.2;

(b) the making of such Advance shall not violate any provision of Section 2.1;

(c) the representations and warranties contained in Section 4.1 shall be true, complete and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

(d) no Event of Default or Potential Event of Default shall have occurred and be continuing;

(e) the Agent and each of the Facility Lenders shall have received a Servicer Report with respect to the proposed Advance Date in accordance with Section 3.2(b) of the Servicing Agreement and the information set forth therein shall be true, complete and correct; and

(f) the Termination Date shall not have occurred.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Agent and each Facility Lender that, on the dates set forth in Section 4.2 (with reference to the circumstances existing on each such date):

(a) Corporate Existence and Power. It (i) is a limited company duly incorporated and validly existing under the laws of Ireland, (ii) has all corporate power and all licenses, authorizations, consents, approvals and qualifications of and from all Official Bodies and other third parties required to carry on its business in each jurisdiction in which its business is now and proposed to be conducted, and (iii) is duly qualified to do business in every other jurisdiction in which the nature of its business requires it to be so qualified. It is not, since the date of its incorporation, engaged in any business activities other than those contemplated by the Transaction Documents.

(b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate and shareholder action, (iii) require no action by or in respect of, or filing with, any Official Body or official thereof or third party (except for any filings in respect of the Agent’s security interests pursuant to the Security Documents), (iv) do not contravene or constitute a default under (A) its Organic Documents, (B) any Law applicable to it, (C) any contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property, and (v) do not result in the creation or imposition of any Adverse Claim upon or with respect to its property (except as contemplated hereby).

(c) Binding Effect. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

(d) Accuracy of Information. All information heretofore furnished by it or on its behalf (including the Servicer Reports and its financial statements) to the Agent or any other Secured Party for purposes of or in connection with this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by it to the Agent or any other Secured Party will be, true, complete and accurate in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(e) Good Title. Immediately prior to the sale of each Receivable and the related other Affected Assets by each Originator to the Purchaser pursuant to the relevant Purchase and Sale Agreement, such Originator was the owner of such Receivable and such related other Affected Assets, free and clear of any Adverse Claim (other than any Adverse Claim arising under the Transaction Documents).

(f) Outright Transfer. Each Purchase and Sale Agreement is effective to transfer to the Purchaser, on (i) the Monthly Reporting Date immediately following the creation of each Receivable (in the case of French Receivables and any related other Affected Assets), (ii) the delivery date of the relevant Purchase and Sale Notice (in the case of Receivables and any related other Affected Assets transferred pursuant to the Israeli Purchase and Sale Agreements) and (iii) the creation of each Receivable (in the case of all other Receivables and the related other Affected Assets), the complete and outright legal and beneficial ownership of, and good and marketable title to, each Receivable and all of the related other Affected Assets, free and clear of any Adverse Claim (other than any Adverse Claim arising under the Transaction Documents).

(g) No Voidability. The purchase price for the Receivables and related other Affected Assets payable pursuant to each Purchase and Sale Agreement constitutes reasonably equivalent value and adequate consideration for the relevant Originator for its transfer to the Purchaser of the Receivables and related other Affected Assets, each such transfer shall not have been made for or on account of an antecedent debt owed by such Originator to the Purchaser, and no such transfer is or may be voidable under any Insolvency Law.

(h) Eligibility of Receivables. Each Receivable purchased by it that is treated as an Eligible Receivable for purposes of any Servicer Report is in fact an Eligible Receivable as of the date of such Servicer Report, and each Receivable which is included in the calculation of any Net Receivables Balance as of the date of any Servicer Report is in fact an Eligible Receivable and not a Defaulted Receivable or a Delinquent Receivable at such time. The Purchaser has no knowledge of any fact (including any defaults by the Obligor thereunder or under any other Receivable) that would cause it or should have caused it to expect any payments on such Receivable not to be paid in full when due or that is reasonably likely to cause or result in any other Material Adverse Effect with respect to such Receivable.

(i) Coverage Requirement. On each Settlement Date, the Currency Net Advances in each Currency do not exceed the Currency Borrowing Base for such Currency.

(j) Registered Office and Location of Records. Its principal place of business, chief executive office, registered office and the offices where it keeps all its Records are located at the address(es) described on Schedule 4.1(j).

(k) Subsidiaries; Tradenames; etc. The Purchaser (i) has no Subsidiaries or divisions, (ii) has not done business under any trade name or other name other than its legal name, and (iii) since the date of its incorporation, has not changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under any Insolvency Law.

(l) Agent’s Interest. From (i) the Monthly Reporting Date immediately following the creation of each Receivable (in the case of French Receivables and any related other Affected Assets), (ii) the delivery date of the relevant Purchase and Sale Notice (in the case of Receivables and any related other Affected Assets transferred pursuant to the Israeli Purchase and Sale Agreements) and (iii) the creation of each Receivable (in the case of all other Receivables and the related other Affected Assets) until the Final Payout Date, the Agent shall have, on behalf of the Secured Parties, a valid and enforceable first priority perfected security interest, ranking ahead of any other security interest and the interest of any other creditor of the Purchaser and/or the Originators, in each Receivable and all of the other Affected Assets, free and clear of any Adverse Claim.

(m) Perfection, Registration, etc. At all times on and after the Closing Date until the Final Payout Date (i) all actions to be taken in order to perfect and protect the interests of the Agent and the other Secured Parties in the Receivables and other Affected Assets against any Adverse Claim (other than any Adverse Claim arising under the Transaction Documents) or the interest of any creditor of or purchaser from the Purchaser and/or any Originator will have been duly taken in each jurisdiction necessary for such purpose, (ii) all registrations, financing statements, notices, instruments and documents required to be recorded or filed in order to perfect and protect the interests of the Agent and the other Secured Parties in the Receivables and other Affected Assets against any Adverse Claim (other than any Adverse Claim arising under the Transaction Documents) or the interest of any creditor of, or purchaser from, the Purchaser and/or any Originator will have been duly executed, filed or served in or on the appropriate filing office, Official Body or other Person in each jurisdiction necessary for such purpose, and (iii) all fees and taxes, if any, payable in connection with such actions and filings shall have been paid in full.

(n) Actions; Suits. It is not in violation of any order of any Official Body or arbitrator. There are no actions, suits, litigation or proceedings pending, or to its knowledge, threatened, against or affecting it or any of its Affiliates or their respective properties, in or before any Official Body or arbitrator.

(o) Tax Status. It has (i) timely filed all tax returns required to be filed, and (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges except any such taxes, assessments or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(p) No Currency Convertibility and Transfer Limitation. No payment of any Collections by any Obligor nor remittance of any Available Funds by any Originator, the Servicer or the Purchaser is or will be affected by any Currency Convertibility and Transfer Limitation.

(q) Credit and Collection Policy. Since the Closing Date, there have been no material changes in any Credit and Collection Policy other than in accordance with this Agreement and the Transaction Documents. Since such date, no material adverse change has occurred in the overall rate of collection of the Receivables. It has at all times complied with the Credit and Collection Policy.

(r) Accounts. The names and addresses of all the Blocked Account Banks, together with the account numbers of the Blocked Accounts at such Blocked Account Banks, are specified in Schedule 4.1(r) (or at such other Blocked Account Banks and/or with such other Blocked Accounts as have been notified to the Agent and for which Blocked Account Agreements have been executed and delivered to the Agent in accordance with Section 5.2(e)). All Blocked Accounts are subject to Blocked Account Agreements. All Obligors have been instructed to make payments of Collections only to Blocked Accounts. Only Available Funds are deposited into the Blocked Accounts.

(s) Use of Proceeds. The Purchaser will use the proceeds of each Advance only for the payment of its expenses, the purchase of Receivables and other Affected Assets pursuant to the Purchase and Sale Agreements and other purposes in accordance with the Transaction Documents and applicable Law.

(t) Bulk Sales. No transaction contemplated hereby or by any Purchase and Sale Agreement requires compliance with any bulk sales act or similar law to which the Purchaser or any Originator is subject.

(u) Investment Company Act. The Purchaser is not, and is not controlled by, an “investment company” within the meaning of the U.S. Investment Company Act of 1940, or is exempt from all provisions of such act.

(v) Material Adverse Effect. Since its formation, there has been no Material Adverse Effect.

(w) No Event of Default. No event has occurred and is continuing and no condition exists, or would result from any Advance or from the application of the proceeds therefrom, which constitutes or may reasonably be expected to constitute an Event of Default or a Potential Event of Default.

(x) Representations and Warranties in other Related Documents. Each of the representations and warranties of the Purchaser contained in the Transaction Documents (other than this Agreement) is true, complete and correct in all respects and the Purchaser hereby makes each such representation and warranty to, and for the benefit of, the Agent and each Facility Lender as if the same were set forth in full herein.

SECTION 4.2 Repetition of Representations and Warranties

The representations and warranties of the Purchaser given in Section 4.1 shall be given on the Closing Date and on each Advance Date and each Settlement Date.

SECTION 4.3 Qualifying Lenders

Each Facility Lender represents and warrants to the Purchaser on the Closing Date (or, in the case of an assignee of a Facility Lender, on the date of such assignment) that it is a Qualifying Lender.

ARTICLE V

COVENANTS

SECTION 5.1 Affirmative Covenants of the Purchaser

At all times from the date hereof to the Final Payout Date, unless the Agent shall otherwise consent in writing:

(a) Reporting Requirements. The Purchaser shall maintain a system of accounting established and administered in accordance with GAAP, and shall furnish (or cause to be furnished) to the Agent and to each Facility Lender:

(i) Annual Reporting. Within one hundred twenty (120) days after the close of each of its fiscal years, audited financial statements of the Purchaser, prepared in accordance with GAAP, including a balance sheet as of the end of such period and the related statements of operations, shareholder’s equity and cash flows, all certified by its director of finance or chief financial officer, accompanied by (A) an unqualified audit report certified by independent certified public accountants, acceptable to the Agent, prepared in accordance with GAAP, and (B) any management letter prepared by said accountants.

(ii) Compliance Certificate. Together with the financial statements required hereunder, a certificate signed by a director of the Purchaser stating that (A) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Purchaser, and (B) to the best of such Person’s knowledge, no Event of Default or Potential Event of Default exists, or if any Event of Default or Potential Event of Default exists, stating the nature and status thereof.

(iii) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of the Purchaser, copies of all financial statements, reports and proxy statements so furnished.

(iv) Notice of Events of Default, etc. As soon as possible and in any event within two (2) Business Days after the Purchaser obtains actual knowledge of (A) the occurrence of any Event of Default or Potential Event of Default, a statement of a director of the Purchaser setting forth details of such Event of Default or Potential Event of Default and the action which it proposes to take with respect thereto, which information shall be updated promptly from time to time, (B) any litigation, investigation or proceeding that may exist at any time between it and any Person or any litigation or proceeding relating to any Transaction Document, notice of such litigation, investigation or proceeding, and (C) the existence of a Material Adverse Effect, notice of such Material Adverse Effect.

(v) Information Under Transaction Documents. Promptly upon its receipt of any report, document, information or notice delivered by any Originator pursuant to any Transaction Document and not concurrently delivered to the Agent, a copy of the same.

(vi) Other Information. To the extent not prohibited by applicable Law, such other information (including non-financial information) as the Agent or any Facility Lender may from time to time reasonably request with respect to the Purchaser or the Receivables and related other Affected Assets.

(b) Maintenance of Existence, etc. The Purchaser shall do all things necessary to remain duly incorporated and validly existing in Ireland and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(c) Compliance with Laws, etc. The Purchaser shall (i) comply with all Laws to which it or its respective properties may be subject, and (ii) preserve and maintain its corporate existence, licenses, rights, franchises, qualifications and privileges.

(d) Furnishing of Information and Inspection of Records. The Purchaser shall furnish to the Agent from time to time such information with respect to the Receivables and related other Affected Assets as the Agent (at the request of any Facility Lender) may reasonably request, including listings identifying the Obligor and the Unpaid Balance (and Currency) of each Receivable and including information and documentation relating to the

Blocked Accounts and the Blocked Account Agreements. Upon reasonable advance notice by the Agent, the Purchaser shall, at any time and from time to time during regular business hours, permit the Agent, or its agents or representatives, at the expense of the Purchaser (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables or related other Affected Assets, including any related Contract, and (ii) to visit the offices and properties of the Purchaser, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Receivables and related other Affected Assets or the Purchaser’s performance hereunder, under the Contracts, if any, under the Blocked Accounts and the Blocked Account Agreements and under the other Transaction Documents to which such Person is a party with any of the officers, directors, relevant employees or independent public accountants of the Purchaser having knowledge of such matters provided that, unless an Event of Default or a Potential Event of Default shall have occurred and be continuing or following an audit report indicating an audit deficiency, only one such examination and visit in any calendar year shall be at the expense of Purchaser. Subject to Section 9.9, such agents and representatives shall be bound to treat any information received pursuant to this clause (d) as confidential.

(e) Keeping of Records and Books of Account. The Purchaser shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and any related Contract in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Purchaser shall give the Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(f) Performance and Compliance with Receivables and Contracts and Credit and Collection Policy. The Purchaser shall, (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises, if any, required to be observed by it under any Contract related to the Receivables; and (ii) timely and fully comply with each Credit and Collection Policy.

(g) Notice of Agent’s Interest. In the event that the Purchaser shall sell or otherwise transfer any interest in accounts receivable or any other financial assets relating to any Receivable, any Contract or any other Affected Asset (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided in connection with any such sale or transfer shall disclose the Purchaser’s ownership of the Receivables and related other Affected Assets and the Agent’s and the other Secured Parties’ interest therein.

(h) Collections. The Purchaser shall (or shall require the Servicer and the Originators to) instruct all Obligors to cause all Collections to be deposited directly to a Blocked Account or to post office boxes to which only Blocked Account Banks have access. The Purchaser shall (or shall cause the Servicer and the Originators to) cause all Collections received in such post office boxes to be removed and deposited into a Blocked Account on a daily basis.

(i) Available Funds Received. The Purchaser shall hold in trust, and deposit, immediately, but in any event not later than two (2) Business Days after its receipt thereof, to a Blocked Account or, if required by Section 2.8, to the Collection Account, all Available Funds received by it from time to time.

(j) Accounts. The Purchaser shall procure that (i) each Blocked Account at all times shall be maintained at an Blocked Account Bank and shall be subject to a Blocked Account Agreement and (ii) only Available Funds are received in such Blocked Account.

(k) Sale Treatment. The Purchaser shall not account for, or otherwise treat, the transactions contemplated by the Purchase and Sale Agreements in any manner other than as a sale of Receivables and related other Affected Assets to the Purchaser as and from (i) the Monthly Reporting Date following the creation of such Receivable (in the case of French Receivables and the related other Affected Assets), (ii) the delivery date of the relevant Purchase and Sale Notice (in the case of Receivables and any related other Affected Assets transferred pursuant to the Israeli Purchase and Sale Agreements) and (iii) the creation of such Receivable (in the case of all other Receivables and the related other Affected Assets). In addition, the Purchaser shall disclose (in a footnote or otherwise) in all of its financial statements the existence and nature of the transaction contemplated hereby and by the Purchase and Sale Agreements and the interest of the Agent, on behalf of the Secured Parties, in the Receivables and related other Affected Assets.

(l) Limitation on Business Activities. The Purchaser shall not engage in any business other than the transactions contemplated by the Transaction Documents and activities reasonably incidental thereto. The officers and directors of the Purchaser (as appropriate) shall make decisions with respect to the business and daily operations of the Purchaser independent of and not dictated by any controlling Person.

(m) Documents. The Purchaser shall only amend, alter, change or repeal its Organic Documents with the prior written consent of the Agent. The Purchaser shall provide the Agent not less than thirty (30) days’ prior written notice of the Purchaser’s intention to enter into any document or instrument to which the Agent will not be a party, such notice to be accompanied by a current draft of such document or instrument.

(n) Change in Accountants or Accounting Policies. The Purchaser shall promptly notify the Agent of any change in its accountants or accounting policy.

(o) Security Interest, etc. The Purchaser shall, at its expense, take (or cause to be taken) all action necessary or in the opinion of the Agent desirable to establish and maintain in favor of the Agent for the benefit of the Secured Parties a valid and enforceable first priority perfected security interest in the Receivables and related other Affected Assets, free and clear of all Adverse Claims and in any event ranking ahead of any other security interest and the interest of any other creditor of the Purchaser or the Originators, and shall promptly execute and deliver all instruments and take any other such actions as maybe necessary or desirable, or as the Agent may reasonably request, to perfect, protect or more fully evidence such security interest.

(p) Enforcement of Transaction Documents. The Purchaser, on its own behalf and on behalf of the Agent and each Secured Party, shall promptly procure compliance with and/or, as appropriate, enforce all covenants and obligations of the Originators contained in the Transaction Documents. The Purchaser shall deliver consents, approvals, directions, notices, waivers and take other actions under any Transaction Document as may be directed by the Agent.

SECTION 5.2 Negative Covenants of the Purchaser

At all times from the date hereof to the Final Payout Date, unless the Agent shall otherwise consent in writing:

(a) No Sales, Liens, etc. Except as otherwise provided herein or in the other Transaction Documents, the Purchaser shall not:

(i) (A) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to any of the Receivables and related other Affected Assets, including any Adverse Claim arising from an Adverse Claim on any inventory or goods, or (B) assign any right to receive income in respect thereof; or

(ii) issue any security to, or sell, transfer or otherwise dispose of any of its property or other assets to any Person.

(b) No Extension or Amendment of Receivables. The Purchaser shall not (i) extend, amend or otherwise modify the terms of any Receivable, or (ii) amend, modify or waive any term or condition of any Contract related thereto.

(c) No Change in Business or Credit and Collection Policy. The Purchaser shall not (i) make any change in the general nature of its business, or (ii) make any change in the Credit and Collection Policy.

(d) No Subsidiaries, Mergers, etc. The Purchaser shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person. The Purchaser shall not form or create any Subsidiary without the prior written consent of the Agent.

(e) No Change in Payment Instructions to Obligors. The Purchaser shall not add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account to or from those listed in Schedule 4.1(r) or make any change in its instructions to Obligors regarding payments to be made to any Blocked Account, unless (i) such instructions are to deposit such payments to another existing Blocked Account or to the Collection Account, or (ii) (A) the Agent shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto, (B) the Agent shall have received a Blocked Account Agreement executed by each new Blocked Account Bank or an existing Blocked Account Bank with respect to each new Blocked Account, as applicable, and (C) the Agent shall have consented (such consent not to be unreasonably withheld) to each new Blocked Account Bank and each Blocked Account Agreement.

(f) Deposits to Blocked Accounts. The Purchaser shall not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account cash or cash proceeds other than Collections.

(g) No Impairment of Security. The Purchaser shall not take any action or permit any action to occur or suffer any circumstance to exist which would result in any security or security interest granted, or charge or security agreement or document entered into or registered or filed, in connection with this Agreement or any other Transaction Document becoming impaired or unenforceable in any material respect.

(h) No Amendment of Transaction Documents. The Purchaser shall not amend, modify, or supplement any Transaction Document or waive any provision thereof, in each case except with the prior written consent of the Agent, nor shall the Purchaser take, or permit any Originator to take, any other action under any Transaction Document that could have a Material Adverse Effect or which is inconsistent with the terms of this Agreement or any other Transaction Document.

(i) Other Debt. Except as provided herein, the Purchaser shall not create, incur, assume or suffer to exist any Indebtedness, whether current or funded, or any other liability other than (i) Indebtedness of the Purchaser representing fees, expenses and indemnities arising hereunder or under the Purchase and Sale Agreements for the purchase price of the Receivables and related other Affected Assets, and (ii) other Indebtedness incurred in the ordinary course of its business in an amount not to exceed nine thousand, five hundred Dollars $9,500 (or its equivalent) in the aggregate at any time outstanding.

(j) Payments Under Purchase and Sale Agreements. The Purchaser shall not acquire any Receivable other than through, under, and pursuant to the terms of, the Purchase and Sale Agreements, and the Purchaser shall not become obligated to pay, and shall not make payment of, any amounts to the Originators, other than payments (including the cash portion and the subordinated indebtedness owing by the Purchaser to the Originators) arising out of the purchase of Receivables pursuant to the Purchase and Sale Agreements made in accordance with the terms thereof.

(k) Restricted Payments. The Purchaser shall not (i) purchase or redeem any shares of its capital stock, (ii) prepay, purchase or redeem any Indebtedness, (iii) lend or advance any funds or (iv) repay any loans or advances to, for or from any Person, except (in the case of clause (k)(ii) or (k)(iv)) to the extent provided in the Transaction Documents.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1 Events of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) the Purchaser or any MAI Party shall fail to make any payment or deposit required to be made by it hereunder or under the Servicing Agreement, the Parent Undertaking Agreement, the Subordinated Loan Agreement or any other Transaction Document (i) on the date when due hereunder or thereunder in the case of any payment of any Advances, Yield or any deposit of Collections on Receivables, or (ii) within five (5) Business Days after the date when due hereunder or thereunder in the case of expenses, indemnities or other amounts not covered by clause (a)(i); or

(b) any representation, warranty, certification or statement made or deemed made by the Purchaser or any MAI Party in this Agreement, any other Transaction Document or in any other information, report or document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made or delivered; or

(c) any of the following shall occur:

(i) the Purchaser shall default in the performance of any covenant or undertaking (other than those covered by clause (a) above) to be performed or observed under Sections 5.1 (a)(iv) (Notice of Events of Default, etc.), 5.1(p) (Enforcement of Transaction Documents), 5.2(a) (No Sales, Liens, etc.), 5.2(e) (No Change in Payment Instructions to Obligors), 5.2(g) (No Impairment of Security) or 5.2(h) (No Amendment of Transaction Documents); or

(ii) the Parent shall default in the performance of any covenant or undertaking (other than those covered by clause (a) above) to be performed or observed under Sections 4.1(a)(vi) (Notice of Events of Default, etc.), 4.1(o) (Notice of Changes in Shareholdings), 4.2(a) (No Sales, Liens, etc.), 4.2(d) (No Mergers, etc.), 4.2(e) (No Change in Payment Instructions to Obligors), 4.2(g) (No Impairment of Security) or 4.2(h) (No Amendment of Transaction Documents or Supported Documents), in each case of the Parent Undertaking Agreement; or

(iii) the Purchaser, any Originator, the Servicer or the Subordinated Lender shall default in the performance of any covenant or undertaking to be performed under any Purchase and Sale Agreement, the Servicing Agreement or the Subordinated Loan Agreement, respectively, corresponding to any of those referred in clauses (c)(i) and (c)(ii); or

(d) the Purchaser or any MAI Party shall default in the performance of any covenant or undertaking (other than those described in clauses (a) and (c)) to be performed or observed under this Agreement or any other Transaction Document to which it is a party and such default shall continue for thirty (30) days after the Purchaser or such MAI Party obtains actual knowledge thereof; or

(e) (i) an Event of Bankruptcy shall occur with respect to the Purchaser, the Servicer or any MAI Party, or (ii) an Event of Bankruptcy shall occur with respect to any Subsidiary of any MAI Party and such Event of Bankruptcy is reasonably likely to cause or result in a Material Adverse Effect; or

(f) (i) the Purchaser shall for any reason fail or cease to be the complete and outright legal and beneficial owner of, and have good and marketable title to, each Receivable and all of the related other Affected Assets purported to have been transferred to it under the Purchase and Sale Agreements, free and clear of any Adverse Claim (other than imperfections in title that are in the opinion of the Agent, immaterial, individually and in the aggregate), or (ii) the Agent, on behalf of the Secured Parties, shall for any reason fail or cease to have a valid and enforceable first priority perfected security interest ranking ahead of any other security interest and the interest of any other creditor of the Purchaser and the Originators, in each Receivable and all of the related other Affected Assets, free and clear of any Adverse Claim; or

(g) on any date, the Currency Net Advances in any Currency shall exceed the Currency Borrowing Base for such Currency; or

(h) a Servicer Default shall occur; or

(i) any of the following shall occur:

(i) the average of the Default Ratios for any three consecutive Month End Dates shall exceed four percent (4.00%); or

(ii) the average of the Delinquency Ratios for any three consecutive Month End Dates shall exceed three and one-half percent (3.50%); or

(iii) the average of the Dilution Ratios for any three consecutive Month End Dates shall exceed ten percent (10.00%); or

(j) with respect to MAI:

(i) on the last day of any fiscal quarter of MAI, the shareholder equity of MAI on a consolidated basis shall be less than one billion Dollars ($1,000,000,000); or

(ii) on the last day of any fiscal quarter of MAI, the ratio of the Net Debt of MAI to the Net Worth of MAI shall exceed 1.25 to 1.00; or

(iii) (A) as of the last day of the fiscal quarter of MAI ending 30 September 2011, the ratio of the Net Debt of MAI as of such last day to the average quarterly EBITDA of MAI for the four consecutive fiscal quarters ending on such last day shall exceed 5.00 to 1.00, and (B) as of the last day of the fiscal quarter of MAI ending December 31, 2011 and as of the last day of each fiscal quarter ending thereafter, the ratio of the Net Debt of MAI as of such last day to the average quarterly EBITDA of MAI for the four consecutive fiscal quarters ending on such last day shall exceed 4.00 to 1.00; or

(k) (i)(A) the Purchaser, any Originator or any other MAI Party shall fail to pay when due any amounts due under any agreement to which any such Person is a party and under which any Bank Debt greater than the Threshold Debt Amount for such Person was created or is governed, (B) any such Person shall default in the performance of any term, provision or condition contained in any agreement to which any such Person is a party and under which any Bank Debt owing by such Person is greater than the Threshold Debt Amount for such Person was created or is governed, if the effect of such default is to cause, or to permit the holder of such Bank Debt to cause, such Bank Debt to become due and payable prior to its stated maturity, or (C) any Bank Debt owing by any such Person greater than the Threshold Debt Amount for such Person shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof, or (ii)(A) the Purchaser, any Originator or any other MAI Party shall fail to pay when due any amounts due under any agreement to which any such Person is a party and under which any Indebtedness (other than Bank Debt) owing by such Person in an amount greater than the Threshold Debt Amount for such Person was created or is governed if such failure to pay would be, individually or when taken together with any other failure to pay with respect to such Indebtedness, reasonably likely to have a Material Adverse Effect, (B) any such Person shall default in the performance of any term, provision or condition contained in any agreement to which any such Person is a party and under which any Indebtedness (other than any Bank Debt) owing by such Person in an amount greater than the Threshold Debt Amount for such Person was created or is governed if such default would be, individually or when taken together with any other default with respect to such Indebtedness, reasonably likely to have a Material Adverse Effect, or (C) any Indebtedness (other than any Bank Debt) owing by such Person in an amount greater than the Threshold Debt Amount for such Person shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof if such declaration or requirement would be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect; or

(l) one or more final judgments for the payment of money in an aggregate amount greater than the Threshold Debt Amount shall be entered against the Purchaser, the Servicer any other MAI Party or any Subsidiary of any MAI Party, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution; or

(m) any Material Adverse Effect shall have occurred; or

(n) a Change of Control shall have occurred; or

(o) any material provision or provisions of this Agreement or any other Transaction Document to which the Purchaser or any MAI Party is a party shall cease to be in full force and effect or the Purchaser or any MAI Party shall so state in writing; or

(p) (i) any Israeli Originator shall fail to perform its obligations pursuant to Section 2.1(c) of the Israeli Purchase and Sale Agreement to which it is a party, (ii) any Originator fails to deliver a Subrogation Notice when due in accordance with the relevant Purchase and Sale Agreement to which it is a party, (iii) the Subordinated Lender fails for any reason to make a Subordinated Loan under the Subordinated Loan Agreement following delivery by the Purchaser of a Subordinated Loan Borrowing Request or (iv) the Subordinated Lender is not required for any reason to make a Subordinated Loan pursuant to the Subordinated Loan Agreement, following delivery by the Purchaser of a Subordinated Loan Borrowing Request, including as the result of the failure to meet any condition precedent to the making of such Subordinated Loan set forth in Article II of the Subordinated Loan Agreement.

SECTION 6.2 Remedies

(a) Except to the extent provided in Section 6.3, upon the occurrence and during the continuation of any Event of Default other than Events of Default of the types referred to in Section 6.2(b), the Agent at the direction of the Facility Lenders shall, by notice to the Purchaser, with a copy to the Servicer, do any of the following:

(i) declare the Termination Date to have occurred, and upon such declaration the Termination Date shall occur and no further Advances may be made hereunder; and/or

(ii) declare the principal amount of the Advances, together with accrued Yield thereon and all other Aggregate Unpaids, to be immediately due and payable, and upon such declaration all such amounts shall become and be immediately due and payable, in each case, without any further notice, demand or other further action of any kind, all of which the Purchaser hereby irrevocably waives.

(b) Upon the occurrence and during the continuation of any Event of Default of the type described in Section 6.1(e) or 6.1(f):

(i) the Termination Date shall occur; and

(ii) all Advances, together with accrued Yield thereon and all other Aggregate Unpaids, shall become and be immediately due and payable,

in each case, immediately and automatically without any notice, demand or other action of any kind, all of which the Purchaser hereby irrevocably waives.

(c) The Agent may, and at the direction of the Facility Lenders the Agent shall, enforce its security interests in the Receivables and related other Affected Assets pursuant to the Security Documents and exercise, on behalf of the Agent and the Secured Parties, any and all other rights and remedies of the Agent and the Secured Parties under this Agreement, the Security Documents and the other Transaction Documents.

(d) The Agent shall have and may exercise, in addition to its rights and remedies under this Agreement and the other Transaction Documents, any and all other rights and remedies provided under the Laws of each applicable jurisdiction and other applicable Laws, all of which rights and remedies shall be cumulative.

SECTION 6.3 Events of Default Relating to Certain Originators

Upon the occurrence and during the continuation of any Event of Default described in Section 6.1(l) or 6.1(m) (each, a “Trigger Event”) relating solely to one or more (but less than all) of the Originators (each, a “Defaulting Originator”), the Agent shall not take any action described in Section 6.2(a) if and for so long as the following conditions have been and remain satisfied:

(i) the Agent shall have determined that such Event of Default would not be reasonably likely to have a Material Adverse Effect (other than any Material Adverse Effect constituting a Trigger Event);

(ii) no other event or circumstance constituting an Event of Default shall have occurred and be continuing;

(iii) all other actions (including one or more amendments to the Transaction Documents) reasonably determined by the Agent to be necessary as a result of, or otherwise in connection with, the occurrence of such Event of Default, including those actions necessary to achieve the changes described in sub-clauses (A) through (D) below, shall have been taken (for the avoidance of doubt, the Facility Lenders will require (A) MAI to provide pro forma data enabling the Agent and the Facility Lenders to determine whether the trigger levels described in Section 6.1(i) are suitable following the removal of one or more Originators from the Transaction Documents and (B) adjustment of such trigger levels as appropriate); and

(iv) after giving effect to the changes described in sub-clauses (A) through (D) below, the Facility Limit would not be reduced to below one hundred million Dollars ($100,000,000), in each case, after giving effect to the immediately succeeding sentence.

Upon the occurrence and during the continuation of an Event of Default described in this Section 6.3, it is understood and agreed that (A) all of the Receivables originated by such

Defaulting Originators shall immediately cease to be Eligible Receivables, (B) the Facility Limit and any applicable Currency Facility Limit shall be automatically reduced to an amount determined by the Agent (in good faith and in a manner generally consistent with the basis used to determine the Facility Limit and any such applicable Currency Facility Limit as of the Closing Date, taking into account any additional risk assumed by the Agent and Facility Lenders as result of such Event of Default and the declaration of the Purchase Termination Date under the Purchase and Sale Agreements to which such Defaulting Originators are a party), (C) the principal amount of the Advances, together with any interest thereon shall become immediately due and payable to the extent that (after giving effect to sub-clauses (A) and (B)) any of the conditions set forth in Section 2.1(b) are not satisfied, and (D) the Agent may, and at the direction of the Facility Lenders the Agent shall, by notice to the Purchaser, with a copy to the Servicer declare the Purchase Termination Date to have occurred under each of the Purchase and Sale Agreements to which such Defaulting Originators are a party.

ARTICLE VII

INDEMNIFICATION; EXPENSES; RELATED MATTERS

SECTION 7.1 Indemnities by the Purchaser

Without limiting any other rights which the Indemnified Parties may have hereunder, under any other Transaction Document or under applicable Law, the Purchaser hereby agrees to indemnify each Facility Lender, the Agent, each Conduit and Conduit CP Funding Provider providing funding (directly or indirectly) to a Facility Lender, each Conduit Support Provider, each Administrator and each of their respective officers, directors, employees, counsel and other agents (collectively, the “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including attorneys’ fees and disbursements arising out of or as a result of this Agreement, the other Transaction Documents or any of the transactions contemplated by this Agreement or any of the other Transaction Documents, including any damages, losses, claims, liabilities, costs and expenses awarded against or incurred by any of them in any action or proceeding between the Purchaser, any MAI Party (including any Originator or any Affiliate of any Originator acting as Servicer or Sub-Servicer) or any Affiliate of the foregoing and any of the Indemnified Parties or between any of the Indemnified Parties and any third party (all of the foregoing being collectively referred to as “Indemnified Amounts”), excluding, however (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, as finally determined by a court of competent jurisdiction, or (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables. Without limiting the generality of the foregoing (and subject to sub-clauses (i) and (ii)), the Purchaser shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(a) any representation or warranty made by the Purchaser, the Servicer, MAI or any other MAI Party or any officers of the Purchaser, the Servicer, MAI or any other MAI Party under or in connection with this Agreement, any Purchase and Sale Agreement, any of the other Transaction Documents, any Servicer Report or any other information or report delivered by the Purchaser, the Servicer, MAI or any other MAI Party pursuant hereto, or pursuant to any of the other Transaction Documents which shall have been incomplete, false or incorrect in any respect when made or deemed made;

(b) the failure by the Purchaser, the Servicer, MAI or any other MAI Party to comply with any applicable Law with respect to any Receivable or any Contract related thereto including any disclosure of or other action or omission relating to information relating to any Obligor by the Servicer, MAI or any MAI Party or the nonconformity of any Receivable or any Contract related thereto with any such applicable Law;

(c) (i) the failure for any reason (A) to vest and maintain (or cause to be vested and maintained) in the Purchaser complete and outright legal and beneficial ownership of, and good and marketable title to, each Receivable and related other Affected Assets which is valid and enforceable against Obligors and other third parties and is free and clear of any Adverse Claim (other than any Adverse Claim arising hereunder or under the other Transaction Documents) and the interest of any other creditor of the Purchaser and the Originators, or (B) to vest and maintain in the Agent, on behalf of the Secured Parties, a valid and enforceable perfected security interest ranking ahead of any other security interest and the interest of any other creditor of the Purchaser and the Originators in each Receivable and related other Affected Assets, free and clear of any Adverse Claim (other than any Adverse Claim arising hereunder or under any other Transaction Document), or (ii) the creation of any Adverse Claim in favor of any Person with respect to the Receivables or related other Affected Assets;

(d) the occurrence of any Event of Default;

(e) any dispute, claim, offset or defense (other than discharge in bankruptcy) of any Obligor to the payment of any Receivable (including a defense based on such Receivable or any Contract related thereto not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services, or from any breach or alleged breach of any provision of the Receivables or any Contracts related thereto restricting assignment of any Receivables;

(f) any failure of the Servicer to perform its duties or obligations in accordance with the Servicing Agreement;

(g) any product liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Receivable or related other Affected Asset or any Contract;

(h) any lawsuit, order, consent decree, judgment, claim or other action of whatever sort relating to, or otherwise in connection with, any environmental, health, safety or hazardous material law, rule, regulation, ordinance, code, policy or rule of common law now or hereinafter in effect;

(i) the failure by the Purchaser or any MAI Party to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the Receivables or any Contracts related thereto;

(j) the Currency Net Advances in any Currency exceeding the Currency Borrowing Base for such Currency at any time;

(k) the failure of the Purchaser, the Servicer, MAI or any other MAI Party to pay when due any Taxes (other than Excluded Taxes) payable in connection with the sale of any Receivable or related other Affected Asset or any Contract or in connection with any Transaction Document or the transactions contemplated thereby;

(l) any repayment by any Indemnified Party of any amount previously distributed in reduction of Advances which such Indemnified Party believes in good faith is required to be made;

(m) at any time when MAI or any Affiliate of MAI is the Servicer or a Sub- Servicer, the commingling by the Purchaser or any MAI Party of Collections of Receivables with any other funds;

(n) any investigation, litigation or proceeding related to this Agreement or any of the other Transaction Documents except to the extent that such investigation, litigation or proceeding relates solely to such Indemnified Parties’ participation in securitization transactions;

(o) failure of any Blocked Account Bank to remit any amounts held in the Blocked Accounts or any related lock-boxes pursuant to the instructions of the Servicer, the Purchaser or the Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Blocked Account Agreement) whether by reason of the exercise of set-off rights or otherwise;

(p) any inability to obtain any judgment in or utilize the court or other adjudication system of, any state or country in which an Obligor may be located as a result of the failure of the Purchaser, any Originator or any MAI Party to qualify to do business or file any notice of business activity report or any similar report;

(q) except for recourse for uncollectible Receivables (other than as otherwise specifically provided in the Transaction Documents), any attempt by any Person to void, rescind or set-aside any transfer by any Originator to the Purchaser of any Receivable or related other Affected Asset under statutory provisions or common law or equitable action, including any provision of any Insolvency Law; or

(r) any action taken by the Purchaser, the Servicer or any Sub-Servicer in the enforcement or collection of any Receivable.

In respect of any Indemnified Amounts payable to any Indemnified Party which is not a party to this Agreement in accordance with the indemnity set out in this Section 7.1, the Purchaser (A) agrees to pay such Indemnified Party directly at the direction of the Agent and (B) acknowledges and agrees that the Agent shall have the right to enforce the indemnity set out in this Section 7.1 on behalf of such Indemnified Party in respect of any Indemnified Amounts payable to such Indemnified Party, notwithstanding that no Indemnified Amounts are payable to the Agent itself. In the event that the Agent receives or recovers from the Purchaser pursuant to the indemnity set out in this Section 7.1 any Indemnified Amounts payable to or for the benefit of any Indemnified Party, the Agent agrees that it will immediately (and in any event no later than the Business Day following receipt thereof) pay all such Indemnified Amounts to such Indemnified Party.

SECTION 7.2 Indemnity for Taxes. Reserves and Expenses

(a) If, after the Closing Date, the adoption of any Law or bank regulatory guideline or any amendment or change in the administration, interpretation or application of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law):

(i) subjects any Indemnified Party (or its applicable lending office) to any tax, duty or other charge (other than Excluded Taxes) with respect to this Agreement, the other Transaction Documents, the financing of the Asset Interest, any of the transactions contemplated hereby or thereby or payments of amounts due hereunder, or changes the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the other Transaction Documents, the financing of the Asset Interest, any of the transactions contemplated hereby or thereby or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Conduit CP Funding Agreement or a Conduit Support Agreement or otherwise in respect of this Agreement, the other Transaction Documents, the financing of the Asset Interest or any transactions contemplated hereby or thereby (except for changes in the rate of general corporate, franchise, net income or other income tax imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party’s principal executive office is located);

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party, or imposes on any Indemnified Party or on the United States market for certificates of deposit, the London interbank market or any other market in which funds in any Currency are normally raised or deposited any other condition affecting this Agreement, the other Transaction Documents, the financing of the Asset Interest, any of the transactions contemplated hereby or thereby or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Conduit CP Funding Agreement or a Conduit Support Agreement or otherwise in respect of this Agreement, the other Transaction Documents, the financing of the Asset Interest, any of the transactions contemplated hereby or thereby; or

(iii) imposes upon any Indemnified Party any other condition or expense (including any loss of margin, attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Agreement, the other Transaction Documents, the financing of the Asset Interest, any of the transactions contemplated hereby or thereby or payments of amounts due hereunder or its obligation to advance funds hereunder or under a Conduit CP Funding Agreement or a Conduit Support Agreement or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, and the result of any of the foregoing is to increase the cost to or to reduce the amount of any sum received or receivable by such Indemnified Party with respect to this Agreement, the other Transaction Documents, the financing of the Asset Interest, the Receivables, the obligations hereunder, the funding under any Conduit CP Funding Agreement or any Conduit Support Agreement, by an amount deemed by such Indemnified Party to be material, or to in any way restrict the free transferability or convertibility of any Currency, or restrict the consummation of any spot, forward, hedging or other transaction involving such Currency, then (A) within ten (10) days after demand by such Indemnified Party through the Agent, the Purchaser shall pay to such Indemnified Party at the direction of the Agent, such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction and (B) the Purchaser shall take such other action as the Agent may reasonably require to enable it to comply with, or to mitigate the effect on such Indemnified Party of, such restriction.

(b) If any Indemnified Party shall have determined that after the date hereof, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Official Body, or any request or directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, within ten (10) days after demand by such Indemnified Party through the Agent, the Purchaser shall pay to such Indemnified Party at the direction of the Agent such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction. For the avoidance of doubt, any rule, regulation or interpretation issued by any financial accounting standards board shall constitute an adoption, change, request or directive subject to this Section 7.2(b).

(c) The Agent shall promptly notify the Purchaser of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section 7.2; provided that no failure to give or any delay in giving such notice shall affect the Indemnified Party’s right to receive such compensation. A notice by the Agent or the applicable Indemnified Party claiming compensation under this Section 7.2 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods.

(d) Anything in this Section 7.2 to the contrary notwithstanding, if any Facility Lender, or any Conduit or Conduit CP Funding Provider or Conduit Support Provider, enters into an agreement for the acquisition or financing of interests in receivables from one or more Other Customer, such Facility Lender shall allocate the liability for any amounts under this Section 7.2 (the “Shared Costs”) to the Purchaser and to each such Other Customer; provided that if such Shared Costs are attributable solely to the Purchaser or any MAI Party and not attributable to any Other Customer, the Purchaser shall be solely liable for such Shared Costs or if such Shared Costs are attributable to Other Customers and not attributable to the Purchaser or any MAI Party, such Other Customers shall be solely liable for such Shared Costs.

SECTION 7.3 Taxes

(a) All payments and distributions made by the Purchaser to the Facility Lenders, the Agent or any other Person to whom a payment is owing by the Purchaser pursuant to the Transaction Documents (each, a “recipient”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties) (such non-excluded items being called “Taxes”), other than Excluded Taxes, except to the extent required by applicable Law or practice. In the event that any withholding or deduction from any payment made by the Purchaser hereunder is required in respect of any Taxes, then the Purchaser shall:

(i) withhold or deduct the required amount from the covered payment;

(ii) pay (or procure the payment of) directly to the relevant authority the full amount required to be so withheld or deducted;

(iii) promptly forward to such recipient an official receipt or other documentation satisfactory to such recipient evidencing such payment to such authority; and

(iv) except in the case of Excluded Taxes, pay (or procure the payment of) to the recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

(b) Moreover, if any Taxes (other than Excluded Taxes) are directly asserted against any recipient with respect to any payment or income earned or received by such recipient hereunder or under any other Transaction Document, the payor will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amounts received and retained by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had such Taxes not been asserted.

(c) If the Purchaser fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, the Purchaser shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure.

(d) In the event that the Purchaser pays any additional amount or amounts pursuant to clause (a)(iv) (an “additional tax payment”), and in the event the recipient thereof determines (in its sole, good faith opinion) that, as a result of such additional tax payment, it is effectively entitled to obtain and retain a refund of any Taxes or a tax credit in respect of Taxes which reduces the tax liability of such recipient (a “tax savings”), then such recipient shall, to the extent it can do so without prejudice to the amount of any other deduction, credit or relief, upon effective receipt of such tax savings reimburse to the Purchaser such amount as such recipient shall determine (in its sole, good faith opinion) to be the proportion of the tax savings as will leave such recipient (after such reimbursement) in no better or worse position than it would have been in had the payment by the Purchaser in respect of which the foregoing additional tax payment was made not been subject to any withholding or deduction on account of Taxes. If the Purchaser shall have received from any recipient any amount described in the preceding sentence and it is subsequently determined that such recipient was not entitled to obtain or retain the amount of the tax savings claimed, then the Purchaser shall repay such amount to such recipient; provided that the Purchaser has received an equivalent payment from another source pursuant to the terms of one or more Transaction Documents; and provided, further, that the Purchaser shall be required to return only so much of such amount as shall leave the Purchaser in no better or worse position than it would have been in had it not previously received any reimbursement of any portion of such tax savings. Each recipient shall have sole discretion to arrange its affairs (including its tax affairs) without regard to this clause (d) and no recipient shall be obligated to disclose any information regarding its affairs (including its tax affairs) or computations to the Purchaser.

SECTION 7.4 Other Costs and Expenses

(a) The Purchaser agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Facility Lenders and the Agent harmless against liability for the payment of, all reasonable out-of-pocket expenses (including attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of any Facility Lender and/or the Agent) or intangible, documentary or recording taxes incurred by or on behalf of the Facility Lenders or the Agent (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and each document and instrument delivered pursuant hereto and thereto and the transactions contemplated hereby and thereby and (ii) from time to time (A) relating to each amendment, waiver and consents under this Agreement and the other Transaction Documents, (B) arising in connection with the Facility Lenders’ and the Agent’s enforcement or preservation of rights under this Agreement and the other Transaction Documents, and (C) arising in connection with each audit, investigation, dispute, disagreement, litigation or preparation for litigation involving this Agreement and each of the other Transaction Documents.

(b) The Purchaser hereby agrees to pay on demand all stamp and other Taxes (other than Excluded Taxes) and fees (including, interest, late payment fees and penalties) paid, payable or determined to be payable in connection with the execution, delivery, performance (including any sale of Receivables), filing and recording of the Agreement, any other Transaction Document or any other instrument, document or agreement filed or delivered in connection therewith.

SECTION 7.5 Breakage Costs

The Purchaser shall pay each Facility Lender at the direction of the Agent, on demand, such amount or amounts as shall compensate such Facility Lender for any loss, cost or expense incurred by such Facility Lender (and notified to the Agent) as a result of any reduction of any Advance on any date other than on a Settlement Date, such compensation to be limited to an amount equal to (a) any loss or expense suffered by such Facility Lender during the period from the date of receipt of such repayment to (but excluding) such Settlement Date and net of (b) the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions of such Advance. The determination by the relevant Facility Lender of the amount of any such loss or expense shall be set forth in a written notice to the Purchaser and the Agent in reasonable detail and shall be conclusive, absent manifest error.

SECTION 7.6 Currency Indemnity

If under any applicable law or regulation, or pursuant to a judgment or order being made or registered against the Purchaser or any MAI Party, or the liquidation of any of the Purchaser or any MAI Party or for any other reason, any payment under or in connection with this Agreement or any Transaction Document is made (including any payment pursuant to this Article VII) or fails to be satisfied, in a currency (the “payment currency”) other than the currency in which such payment is expressed to be due under or in connection with this Agreement or any Transaction Document or, in the event no currency is specified, a currency determined by the Person (in its reasonable good faith opinion) to whom such payment is owed or otherwise payable (the “contractual currency”), then, to the extent that the amount of such payment actually received by any Indemnified Party (the “payee”) when converted into the contractual currency at the rate of exchange falls short of such amount due, the Purchaser or relevant MAI Party (the “currency payor”) as a separate and independent obligation, shall indemnify and hold harmless the payee against the amount of such shortfall. For the purposes of this Section 7.6, the term “rate of exchange” means the rate at which the payee is able on or about the date of such payment to purchase, in accordance with its normal practice, the contractual currency with the payment currency and shall take into account (and the payor shall be liable for) any premium and other costs of exchange including any taxes or duties incurred by reason of any such exchange.

ARTICLE VIII

RELATIONSHIP BETWEEN THE AGENT AND THE FACILITY LENDERS

SECTION 8.1 Appointment and Authorization of Agent

Each Facility Lender hereby irrevocably appoints and designates the Agent to act as its agent under and in connection with the Transaction Documents. Each Facility Lender authorizes the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Transaction Documents together with any other incidental rights, powers, authorities and discretions.

SECTION 8.2 Agent’s Duties, Rights and Discretions

(a) The Agent’s duties under this Agreement are solely mechanical and administrative in nature. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Agent have or be deemed to have any fiduciary relationship with any Facility Lender or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Without limiting the applicability of Section 7.4 with respect to the costs incurred in connection thereof, the Agent may engage and pay for the advice or services of any lawyers, accountants or other experts whose advice or services may to it seem necessary or expedient in connection with its appointment, and acting in the capacity of Agent, hereunder, and rely upon any advice so obtained.

(c) Notwithstanding any other provision of any Transaction Document to which it is a party to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(d) Notwithstanding anything to the contrary expressed or implied herein, the Agent shall not:

(i) be bound to enquire as to:

(A) whether or not any representation made or deemed to be made by the Purchaser or any MAI Party in connection herewith or any other Transaction Document is true;

(B) the performance by the Purchaser or any MAI Party of its obligations hereunder or any other Transaction Document; or

(C) any breach of or default by the Purchaser or any MAI Party of or under its obligations hereunder or any other Transaction Document;

(ii) be bound to inspect the properties, books or records of the Purchaser, any MAI Party or any of their respective Affiliates.

(iii) be bound to account to any Facility Lender for any sum or the profit element of any sum received by it for its own account;

(iv) be bound to hold any Transaction Document or any other document in connection with the Transaction Documents in its own possession or otherwise; or

(v) be under any obligations other than those for which express provision is made herein.

(e) The Agent shall not have responsibility:

(i) for the legality, validity, effectiveness, execution, genuineness, adequacy or enforceability of this Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement or any other Transaction Document;

(ii) for the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with this Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement or any other Transaction Document;

(iii) for the perfection and registration of the security granted under the Security Documents or for the perfection and registration of any agreements to be entered into in the future over any current or future assets of the Purchaser; or

(iv) for the collectability of amounts payable under any Transaction Document,

and, accordingly, the Agent shall be under no liability (whether in negligence or otherwise) in respect of such matters, save in the case of its own gross negligence or willful misconduct.

(f) Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Facility Lender and each Facility Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

(g) Without limiting the responsibilities of the Agent hereunder in its corporate capacity, no party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against such Agent or in respect of any act or omission of any kind (including by reason of such Person’s own gross negligence or willful misconduct) by that officer, employee or agent in relation to any Transaction Document.

(h) The Facility Lenders shall, from time to time on demand of the Agent, indemnify the Agent, against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any value-added taxes thereon which the Agent may incur, otherwise than by reason of its own gross negligence or willful misconduct, in acting in its capacity as agent hereunder.

(i) In acting as Agent, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments. If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

SECTION 8.3 Instructing Group

(a) Any approval, consent, waiver or any other matter which requires a discretionary decision of the Purchaser under the Transaction Documents shall require the prior written approval of the Agent (acting on the instructions of the Instructing Group). Except as otherwise expressly provided in any Transaction Document, any approval, consent, waiver, notification or determination by the Agent under the Transaction Documents shall require the prior written approval of the Instructing Group.

(b) Unless a contrary indication appears in a Transaction Document, the Agent shall (i) exercise all rights, powers, authorities and discretions vested in it as Agent solely in accordance with any instructions given to it by the Instructing Group (or, if so instructed by the Instructing Group, refrain from exercising any right, power, authority or discretion vested in it as Agent), including, for the avoidance of doubt, authorizing the delivery of any notice in connection with the Transaction Documents and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Instructing Group.

(c) Any instruction to the Agent may only be given by the Instructing Group.

(d) The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and each other Transaction Document in accordance with an instruction of the Instructing Group and such instruction and any action taken or failure to act pursuant thereto shall be binding upon all Facility Lenders.

(e) The Agent may only agree to a variation, addition, deletion, cancellation or waiver in relation to a Transaction Document in accordance with an instruction or direction of the Instructing Group.

(f) The Agent may refrain from acting in accordance with the instructions of the Instructing Group until it has received such security as it may require for any cost, loss or liability (together with any associated value-added taxes) which it may incur in complying with the instructions.

(g) In the absence of instructions from the Instructing Group (in circumstances where the Agent has requested such instructions or, given the urgency, such instructions cannot be given in time) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Facility Lenders.

SECTION 8.4 Delegation of Duties

The Agent may act and otherwise execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 8.5 No Liability

Without limiting the responsibilities of the Agent hereunder in its corporate capacity, no Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (including the extent caused by its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Facility Lender for any recital, statement, representation or warranty made by the Purchaser or any MAI Party, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Purchaser, any MAI Party or any other party to any Transaction Document to perform its obligations hereunder or thereunder.

SECTION 8.6 Reliance by Agent

(a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Purchaser or any MAI Party), independent accountants and other experts selected by the Agent.

(b) Without limiting the generality of the foregoing, the Agent may:

(i) assume, unless it has, in its capacity as Agent, received notice to the contrary from a Facility Lender, the Purchaser, or an MAI Party, that:

(A) any representation and warranty made or deemed to be made by the Purchaser or any MAI Party in connection herewith or any other Transaction Document is true;

(B) any right, power, authority or discretion vested in any party has not been exercised;

(C) no Event of Default or Potential Event of Default has occurred;

(D) the Termination Date has not occurred; and

(E) neither the Purchaser nor any of the MAI Parties is in breach of or in default under its obligations hereunder or any other Transaction Document;

(ii) rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Purchaser or any MAI Party upon a certificate signed by or on behalf of the Purchaser or any MAI Party (as applicable); and

(iii) rely upon any communication or document provided by a party to any Transaction Document believed by it to be genuine.

SECTION 8.7 Notice of Default

(a) The Agent shall not be bound to inquire as to the occurrence of Potential Event of Default, Event of Default, Servicer Default, Potential Servicer Default or Termination Date.

(b) The Agent shall not be deemed to have knowledge or notice of the occurrence of the Termination Date, a Potential Event of Default, an Event of Default, a Servicer Default or Potential Servicer Default, unless the Agent has received written notice from a Facility Lender or the Purchaser or any MAI Party describing such Potential Event of Default, Event of Default, Servicer Default or Potential Servicer Default and stating that such notice is a “Notice of Event of Default or Potential Event of Default” or “Notice of Servicer Default or Potential Servicer Default” as applicable. The Agent will notify each Facility Lender of its receipt of any such notice.

(c) The Agent shall (subject to Section 8.5) take such action with respect to the occurrence of the Termination Date, such Potential Event of Default, Event of Default, Servicer Default or Potential Servicer Default as may be requested by the Instructing Group; provided that, unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default, Event of Default or Servicer Default or Potential Servicer Default as it shall deem advisable or in the best interest of the Facility Lenders.

SECTION 8.8 Own Determinations

(a) Each Facility Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Purchaser, any MAI Party or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Facility Lender as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession.

(b) Each Facility Lender represents and confirms to the Agent that it has, and will continue to, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into:

(i) the business, prospects, operations, property, financial and other condition, creditworthiness, status and nature of the Purchaser, each MAI Party and their respective Affiliates,

(ii) the legality, validity, effectiveness, adequacy and enforceability of this Agreement and the other Transaction Documents, the transactions contemplated herein and therein, and each other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection the Transaction Documents;

(iii) whether such Facility Lender has recourse, and the nature and extent of that recourse, against the Purchaser or any other Person or any of their respective assets under or in connection with this Agreement and the other Transaction Documents, the transactions contemplated herein and therein, and each other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection the Transaction Documents; and

(iv) the adequacy, accuracy and/or completeness of any information provided by the Purchaser, any MAI Party or by any other Person in connection with this Agreement and the other Transaction Documents, the transactions contemplated herein and therein, and each other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection the Transaction Documents, and

(v) all applicable Laws relating to the transactions contemplated by the Transaction Documents,

and has made its own decision to enter into this Agreement and to extend credit to the Purchaser hereunder.

(c) Each Facility Lender warrants and confirms that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Purchaser and the MAI Parties.

SECTION 8.9 Disclosure of Information by the Agent

(a) Except for notices, reports and other documents expressly herein required to be furnished to the Facility Lenders by the Agent herein, the Agent shall not have any duty or responsibility to provide the Facility Lenders with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Purchaser, any MAI Party or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

(b) The Agent may disclose to any other party to this Agreement any information it reasonably believes it has received as agent under a Transaction Document to which it is a party.

(c) The Agent shall:

(i) promptly deliver to the Facility Lenders a copy of any report, notice or document received by it in its capacity as Agent from the Purchaser or any MAI Party (and is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party); and

(ii) promptly notify the Facility Lenders of the occurrence of any Event of Default or Potential Event of Default, or any default by the Purchaser or any MAI Party in the due performance of or compliance with its obligations under this Agreement or the other Transaction Documents of which the Agent has received actual notice from any other party hereto.

(d) Notwithstanding any other provision of any Transaction Document to the contrary, the Agent is not obliged to disclose to any other person any confidential information or any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

SECTION 8.10 Agent in Individual Capacity

Rabobank (and each successor acting as Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the Purchaser, the Servicer, any MAI Party or any of their Subsidiaries or Affiliates as though Rabobank were not the Agent hereunder and without notice to or consent of any Facility Lender. Each Facility Lender acknowledges that, pursuant to such activities, Rabobank and its Affiliates may receive information regarding the Purchaser, the MAI Parties and their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to it.

SECTION 8.11 Pro Rata Payments

(a) Recoveries. Subject to Section 8.11(c), if any amount owing by MAI Party hereunder or under any other Transaction Document to a Facility Lender (which, for purposes of this Section 8.11 shall be deemed to include all other Secured Parties related to such Facility Lender) (each, a “Recovering Lender”) is discharged by payment, set-off or any other manner other than through the Agent (the amount so discharged being a “Recovery”) then:

(i) within three Business Days of receipt of the Recovery, the Recovering Lender shall notify details of such Recovery to the Agent;

(ii) the Agent shall determine whether the amount of the Recovery is in excess of the amount which such Recovering Lender should have received had such amount been paid to the Agent and distributed in accordance with the Servicing Agreement (any such excess amount being the “Excess Recovery”);

(iii) within three Business Days of demand the Recovering Lender shall pay to the Agent an amount equal to the Excess Recovery;

(iv) the Agent shall treat that payment as if it was a payment made by such MAI Party to the Agent and distribute it to the Facility Lenders (other than the Recovering Lender) in accordance with the Servicing Agreement; and

(v) the Recovering Lender shall be subrogated to the rights of the Facility Lenders which have shared in the payment under clause (a)(iv) and if for any reason the Recovering Lender is unable to rely on such rights of subrogation, the amount of the Excess Recovery shall be treated as not having been paid and (without double counting) such MAI Party will owe the Recovering Lender a debt (immediately due and payable) in an amount equal to the Excess Recovery.

(b) Notification of Recovery. If any Recovery must be wholly or partly refunded by the Recovering Lender after it has paid any amount to the Agent under clause (a)(iii), each Facility Lender to which any part of the Excess Recovery (or amount in respect of it) was distributed shall, on request from the Recovering Lender, pay to the Recovering Lender that Facility Lender’s pro rata share of the amount (including any related interest) which must be refunded by the Recovering Lender.

(c) Exceptions to Sharing. Notwithstanding clause (a), no Recovering Lender will be obliged to pay any amount to the Agent or any other Facility Lender in respect of any Recovery if it would not after that payment have a valid and enforceable claim against the relevant MAI Party in an amount equal to the Excess Recovery.

(d) No Security. The provisions of this Section 8.11 shall not constitute a charge by any Facility Lender over all or any part of any amount received or recovered by it under any of the circumstances mentioned in this Section 8.11 (Pro Rata Payments).

SECTION 8.12 Resignation of Agent

(a) The Agent may resign as Agent upon thirty (30) days’ notice to each Facility Lender; provided that so long as any Aggregate Unpaids remain outstanding, no such resignation shall take effect until a replacement Agent shall have been appointed to exercise the powers and undertake the duties hereby conferred and imposed upon the Agent. If the Agent resigns under this Agreement, the Instructing Group shall appoint any reputable and experienced bank or other financial institution as successor Agent. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Facility Lenders, a successor agent. In each such case, the appointment of a replacement Agent shall, if the proposed replacement Agent is a Person other than a Facility Lender or an Affiliate thereof and no Event of Default shall have occurred and be continuing, be subject to the consent of the Parent (not to be unreasonably withheld).

(b) Upon the acceptance of its appointment as successor Agent hereunder, (i) such resigning Agent’s appointment, powers and duties as Agent shall be terminated and such resigning Agent shall be discharged from any further obligation hereunder (but shall remain entitled to the benefit of the provisions of this Article VIII as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement), and (ii) such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent, and the term “Agent” shall mean such successor Agent.

(c) It is understood and agreed that any resignation of the Agent pursuant to this Section 8.12 shall apply to all of such Agent’s rights, duties and obligations in its capacity as Agent and that under no circumstances may the Agent resign with respect to only a portion of such rights, duties and obligations, including with respect to any Advance funded in any Currency.

SECTION 8.13 Blocked Account Notifications

(a) Each Facility Lender and the Agent agrees that Control Notices shall be delivered to Blocked Account Banks under the relevant Blocked Account Agreements only in accordance with this Section 8.13.

(b) An Instructing Group may at any time instruct the Agent in writing to deliver one or more Control Notices to Blocked Account Banks under the relevant Blocked Account Agreements specified in such instruction.

(c) Without limiting clause (b), if any Event of Default of the nature referred to in Section 6.1(a), 6.1(e), 6.1(f), 6.1(g), 6.1(j), 6.1(k) or 6.1(p) shall have occurred and be continuing:

(i) the Facility Lenders agree to consult with each other in good faith with the objective of deciding whether or not to deliver one or more Control Notices or the terms on which such Control Notices may or shall be delivered at some future time;

(ii) if an agreement is reached by the Facility Lenders pursuant to clause (c)(i), the Agent shall be notified of the substance of such agreement and an instruction shall be delivered (or not, as applicable) pursuant to clause (b); and

(iii) if no agreement can be reached by the Facility Lenders following two Business Days of consultation pursuant to clause (c)(i), any Facility Lender acting alone may instruct the Agent in writing to deliver one or more Control Notices to Blocked Account Banks under the relevant Blocked Account Agreements specified in such instruction.

(d) The Agent shall comply promptly with each instruction delivered to it pursuant to clause (b) or clause (c)(iii).

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Term of Agreement

This Agreement shall terminate on the Final Payout Date; provided that (a) the rights and remedies of the Agent and the Facility Lenders with respect to any representation and warranty made or deemed to be made by the Purchaser pursuant to this Agreement, (b) the indemnification and payment provisions of Article VII in favor of the Indemnified Parties, and (c) the agreements of the parties set forth in Sections 9.9, 9.10, 9.11 and 9.12 shall be continuing and shall survive any termination of this Agreement.

SECTION 9.2 Waivers; Amendments.

(a) No failure or delay on the part of the Agent or any Facility Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Purchaser, the Facility Lenders and, if Article VIII or the rights or duties of the Agent are affected thereby, by the Agent.

SECTION 9.3 Notices; Payment Information

All communications and notices provided for hereunder shall be provided in the manner described in Section 1.6 (Address and Payment Information) to the Schedule of Definitions.

SECTION 9.4 Governing Law; Submission to Jurisdiction; Appointment of Process Agent

(a) This Agreement and any non-contractual obligations arising out of or in connection with it and the rights and obligations of the parties hereto shall be governed by and construed in accordance with English law.

(b) Each of the Purchaser, the Agent and each Facility Lender agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts.

(c) Each of the Purchaser, the Agent and each Facility Lender for itself irrevocably waives any objection which it might now or hereafter have to the courts referred to in clause (b) being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby and agrees not to claim that any such court is not a convenient or appropriate forum.

(d) Each of the parties agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in England to:

(i) in the case of service on the Purchaser, the English Process Agent; and

(ii) in the case of service on any Facility Lender, the party identified under such Facility Lender’s name on Schedule 1 hereto.

(e) The submission to the jurisdiction of the courts referred to in clause (b) shall not (and shall not be construed so as to) limit the right of the Agent to take proceedings against the Purchaser or any Facility Lender or any of its respective property in any other court of competent jurisdiction nor shall the taking of proceedings in any other jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(f) Each of the Purchaser, the Agent and each Facility Lender hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, to the giving of any relief or the issue of any process in connection with such action or proceeding including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding. Without limiting the foregoing, each of the Purchaser, the Agent and each Facility Lender agrees to reimburse any successful claimant the costs of any legal action or proceeding brought against it pursuant to this Section 9.4, including the cost of all stamp duties (if any) payable in connection therewith.

SECTION 9.5 Integration

This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

SECTION 9.6 Severability and Partial Invalidity

(a) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(b) If a court of competent jurisdiction determines that any term or provision of this Agreement as written is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the court’s judgment may be appealed.

SECTION 9.7 Counterparts; Facsimile Delivery

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof

SECTION 9.8 Successors and Assigns; Binding Effect.

(a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided that, except pursuant to the Servicing Agreement or as provided in the other Transaction Documents, the Purchaser may not assign or otherwise transfer any of its rights or delegate or otherwise transfer any of its duties or obligations hereunder or under any of the other Transaction Documents to which it is a party without the prior written consent of the Agent.

(b) A Facility Lender may transfer its rights and obligations under this Agreement and the other Transaction Documents to which it is a party by way of novation only with the prior written consent of the Parent (such consent not to be unreasonably withheld, delayed or conditioned). Except as provided in this Section 9.8, no provision of this Agreement shall in any manner restrict the ability of any Facility Lender to assign, grant participations in, grant security interests in, or otherwise transfer any portion of, the Advances, the Asset Interest or its other rights and interests (but not obligations) under this Agreement and the other Transaction Documents.

(c) Without limiting the foregoing, any Facility Lender may, from time to time, with prior or concurrent notice to the Agent, the Purchaser and the Servicer, in one transaction or a series of transactions, transfer to a Conduit Assignee all or a portion of its share of the Advances and its rights and obligations under this Agreement and each other Transaction Document to which it is a party. Upon and to the extent of such a transfer by a Facility Lender to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the transferred share of Advances, (ii) the Administrator for such Conduit Assignee will have all rights and powers, express or implied, granted to an Administrator hereunder and under the other Transaction Documents, (iii) such Conduit Assignee and its Conduit CP Funding Provider(s) and Conduit Support Provider(s), if any, and other related parties shall have the benefit of all the rights and protections provided to a Facility Lender, its Conduit CP Funding Provider(s) and its Conduit Support Provider(s) herein and in the other Transaction Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to transfer to another Conduit Assignee as provided in this clause (c)), (iv) such Conduit Assignee shall assume all of the obligations of a Facility Lender hereunder and under the other Transaction Documents with respect to the share of the Advances transferred, and the transferring Facility Lender shall be released from such obligations, in each case to the extent of such transfer, (v) the definition of the term “CP Rate” with respect to the share of the Advances transferred that are funded with Commercial Paper from time to time shall be determined in the manner set forth in the definition of “CP Rate” on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee or its Conduit Support Provider(s) or its Conduit Support Provider (if applicable), (vi) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, and (vii) if requested by the Agent, such transferring Facility Lender or such Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as such requesting party may reasonably request to evidence and give effect to the foregoing.

(d) Each of the other parties hereby agrees and consents to the transfer from time to time by any Facility Lender to any Conduit Support Provider under the terms of the relevant Conduit Support Agreement of all or any part of such Facility Lender’s rights under, interest in and title to this Agreement and the Asset Interest.

SECTION 9.9 Consent to Disclosure

(a) The Purchaser hereby consents to the disclosure of any Non-Public Information with respect to it received by the Agent or any other Secured Party to (i) the Agent, (ii) any Facility Lender, (iii) any potential Facility Lender or Conduit Assignee, (iv) any Conduit, any Administrator, any Conduit Support Provider or any Conduit CP Funding Provider of any Facility Lender or potential Facility Lender, (v) any nationally recognized statistical rating organization rating any Commercial Paper issued to fund any Advance, (vi) any dealer or placement agent of or depositary for any Commercial Paper issued to fund any Advance, (vii) any of such Person’s legal counsel, accountants or other professional advisers in relation to this Agreement or any other Transaction Document or (viii) any Person appointed from time to time to conduct due diligence in respect of the transactions contemplated by the Transaction Documents, in each case provided that (A) such disclosure is, in the reasonable opinion of the Person making such disclosure, appropriate in the context of the transactions contemplated herein and in the other Transaction Documents or otherwise required in connection with such Person’s Commercial Paper program or other securitization program or any transaction contemplated thereby, and (B) the recipient of such information has been informed of its confidential nature and receives such information on the basis that it is to be held in confidence.

(b) The Purchaser hereby consents to the disclosure by the Facility Lenders of the following information for the conduct of their commercial communications without the prior written consent of any Person: the amount of the facility provided pursuant to this Agreement, the types of assets being financed by the facility provided pursuant to this Agreement, the countries and number of Originators involved, the names of the MAI Parties involved, the main features of the structures utilized, the identity of the legal advisors involved, and the Closing Date.

SECTION 9.10 Confidentiality

(a) The Purchaser hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to the Agent or any other Secured Party to any other Person except (i) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information or (ii) as otherwise required by applicable Law or order of a court of competent jurisdiction.

(b) Subject to Section 9.9, each of the Agent and each Facility Lender hereby agrees that it will not disclose this Agreement or any other Transaction Document or the terms thereof or any confidential information of or with respect to the Purchaser to any other Person except as otherwise required by applicable Law or order of a court of competent jurisdiction.

(c) Notwithstanding anything in this Agreement, any party to any of the Transaction Documents (and each employee, agent or representative of any such party) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to any such party relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable securities laws.

SECTION 9.11 No Petition

Each of the parties hereby covenants and agrees that, prior to the date which is two (2) years and one (1) day after the Final Payout Date, it will not institute any proceeding of a type referred to in the definition of Event of Bankruptcy against, or join any other Person in instituting such a proceeding against, the Purchaser, any Conduit or any Conduit CP Funding Provider that acts as, or that provides funding to, a Facility Lender.

SECTION 9.12 Limited Recourse

(a) Notwithstanding anything to the contrary contained in this Agreement, the obligations of each Facility Lender under this Agreement and all other Transaction Documents to which it is a party are solely the corporate obligations of such Facility Lender and shall be payable solely to the extent of funds received from the Purchaser in accordance with the Transaction Documents or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper issued to fund the acquisition of Receivables.

(b) Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Purchaser under this Agreement and all other Transaction Documents to which it is a party are solely the corporate obligations of the Purchaser and shall be payable solely to the extent of funds received by the Purchaser and available for application thereto in accordance with the terms of the Servicing Agreement and the other Transaction Documents.

SECTION 9.13 Contracts (Rights of Third Parties) Act (1999)

Except in respect of the Secured Parties not party hereto, which Persons (including, for the avoidance of doubt, their respective successors and permitted assigns) are intended to have the benefit of this Agreement pursuant to the Contracts (Rights of Third Parties) Act (1999), the parties hereto do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act (1999).

SECTION 9.14 Parallel Debt

(a) The Purchaser irrevocably and unconditionally undertakes, as far as necessary in advance, to pay to the Agent an amount equal to the aggregate of all its Principal Obligations to the Facility Lenders from time to time due in accordance with the terms and conditions of such Principal Obligations (such payment undertaking and the obligations and liabilities which are the result thereof, hereinafter being its “Parallel Debt”).

(b) The parties to this Agreement hereby acknowledge and agree that (i) the Parallel Debt of the Purchaser constitutes undertakings, obligations and liabilities of the Purchaser to the Agent which are separate and independent from, and without prejudice to, the principal obligations which the Purchaser has to the Facility Lenders, and (ii) that the Parallel Debt represents the Agent’s own claim to receive payment of such Parallel Debt by the Purchaser; provided that the total amount which may become due under the Parallel Debt of the Purchaser under this Section 9.14 shall not in any way limit, affect or exceed the total amount which may become due under all the Principal Obligations of the Purchaser to the Facility Lenders.

(c) The total amount due by the Purchaser as the Parallel Debt under this Section 9.14 shall be decreased to the extent that the Purchaser shall have irrevocably paid any amounts to the Facility Lenders or any of them to reduce the Purchaser’s outstanding Principal Obligations or the Facility Lenders otherwise receive any amount in payment of such Principal Obligations.

(d) To the extent that the Purchaser shall have paid any amounts to the Agent in respect of the Parallel Debt or the Agent shall have otherwise received monies in payment of such Parallel Debt, the total amount due in respect of the Principal Obligations shall be decreased in a like amount.

(e) For the purpose of this Section 9.14, the Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any Facility Lender and its claims in respect of a Parallel Debt shall not be held on trust.

(f) For the avoidance of doubt, a Parallel Debt will become due and payable at the same time the Principal Obligations become due and payable.

For the purpose of this Section 9.14, “Principal Obligations” means, in relation to the Purchaser, all monetary obligations (other than its Parallel Debt) which now or at any time hereafter may be or become due, owing or incurred by the Purchaser to the Facility Lenders, whether due or not, whether contingent or not and whether alone or jointly with others, as principal, guarantor, surety or otherwise, under or in connection with or pursuant to the Transaction Documents, as such obligations may be extended, increased, restated, prolonged, amended or renewed from time to time.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

DONEGAL RECEIVABLES PURCHASING LIMITED,
as Purchaser

By:	/s/ Eimir McGrath

Name:	Eimir McGrath

Title:	Alternate Director

NIEUW AMSTERDAM RECEIVABLES CORPORATION, as Facility Lender

By:	/s/ Damian Perez

Name:	Damian Perez

Title:	Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH, as Agent

By:	/s/ Donna Kunzig	By:	/s/ Sarah Mason

Name:	Donna Kunzig	Name:	Sarah Mason

Title:	Executive Director	Title:	Executive Director

S-1

SCHEDULE 1

Facility Limits and Currency Facility Limits

Aggregate Facility Limit/Aggregate Currency Facility Limit

	Dollars	Euro. Shekels, Sterling, Australian Dollars, Zloty

Aggregate Facility Limit	$250,000,000

Aggregate Currency Facility Limit	$250,000,000	Currency Equivalent of $250,000,000

Facility Limit/Currency Facility Limit

Facility Lender:	Nieuw Amsterdam Receivables Corporation

Facility Limit	$250,000,000

Currency Facility Limit	$250,000,000	Currency Equivalent of $250,000,000

Process Agent:	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International), London Branch, of Thames Court, One Queenhithe, London EC4V 3RL

Schedule I

SCHEDULE 4.1(j)

Location of Certain Offices

Principal Place of Business:	Dublin, Republic of Ireland

Registered Office:	Donegal Receivables Purchasing Limited
5 Harbourmaster Place
International Financial Services Centre
Dublin 1
Republic of Ireland

Schedule 4.1(j)

SCHEDULE 4.1(r)

List of Blocked Account Banks and Blocked Accounts

Originator	Account no.	Address	Bank Name

Irvita Plant Protection N.V.	[Redacted]	Curacao Branch, De Ruyterkade 61 / P.O. Box 3144 Willemstad Curacao	FirstCaribbean International Bank

Quena Plant Protection N.V.	[Redacted]	Curacao Branch, De Ruyterkade 61 / P.O. Box 3144 Willemstad Curacao	FirstCaribbean International Bank

Celsius Property B.V., acting through its branch in Curacao, Irvita Plant Protection	[Redacted]	Curacao Branch, De Ruyterkade 61 / P.O. Box 3144 Willemstad Curacao	FirstCaribbean International Bank

Fahrenheit Holding B.V., acting through its branch in Curacao, Quena Plant Protection	[Redacted]	Curacao Branch, De Ruyterkade 61 / P.O. Box 3144 Willemstad Curacao	FirstCaribbean International Bank

Farmoz Pty Limited	[Redacted]	Mezzanine Level, 341 George Street, Sydney, NSW, 2000	Westpac Banking Corporation

Makhteshim Agan France S.à r.l.	[Redacted]	9, quai du President Paul Doumer 9220 Paris La Défense Cedex	Calyon

Feinchemie Schebda GmbH	[Redacted]	Grosskundenteam, Rathaustrasse 4, 30159 Hannover, Deutschland	Commerzbank

Makhteshim Chemical Works Ltd.	[Redacted]	Ben Zvi St., Beer Sheva	Bank Leumi Le Israel

Makhteshim Chemical Works Ltd.	[Redacted]	Ben Zvi St., Beer Sheva	Bank Leumi Le Israel

Schedule 4.1(r)

Originator	Account no.	Address	Bank Name

Makhteshim Chemical Works Ltd.	[Redacted]	Croeselaan 18, Utrecht, the Netherlands	Coöperatieve Centrale Raiffeisen- Boerenleenbank B.A.

Agan Chemical Manufacturers Ltd.	[Redacted]	Herzel 19, Tel Aviv	Bank Leumi Le Israel

Agan Chemical Manufacturers Ltd.	[Redacted]	Herzel 19, Tel Aviv	Bank Leumi Le Israel

Agan Chemical Manufacturers Ltd.	[Redacted]	Croeselaan 18, Utrecht, the Netherlands	Coöperatieve Centrale Raiffeisen- Boerenleenbank B.A.

Agan Aroma And Fine Chemicals Ltd.	[Redacted]	Herzel 19, Tel Aviv	Bank Leumi Le Israel

Agan Aroma And Fine Chemicals Ltd.	[Redacted]	Herzel 19, Tel Aviv	Bank Leumi Le Israel

Agan Aroma And Fine Chemicals Ltd.	[Redacted]	Croeselaan 18, Utrecht, the Netherlands	Coöperatieve Centrale Raiffeisen- Boerenleenbank B.A.

Agan Chemical Marketing Ltd.	[Redacted]	Herzel 19, Tel Aviv	Bank Leumi Le Israel

Agan Chemical Marketing Ltd.	[Redacted]	Herzel 19, Tel Aviv	Bank Leumi Le Israel

Makhteshim Agan Italia S.r.l.	[To be advised]	[To be advised]	[To be advised]

Account Number: [Redacted]

Makhteshim-Agan Poland Sp z o.o.	IBAN: [Redacted]	ul. Marszalkowska 89, 00-693 Warszawa	HSBC Bank Polska S.A.

S.W.I.F.T.: [Redacted]

Makhteshim Agan España S.A.	[Redacted]	Garrigues 1,46002 Valencia (España)	La Caixa

Schedule 4.1(r)

Originator	Account no.	Address	Bank Name

Makhteshim Agan España S.A.	[Redacted]	Colón 22, 46002 Valencia (España)	Banco Sabadell

Aragonesas Agro S.A.	[Redacted]	Avda Felipe II, 12. 28009 Madrid Spain	Banco Bilbao Vizcaya Argentaria

Aragonesas Agro S.A.	[Redacted]	C/ Orense, 5 1[a] Planta. 28020 Madrid, Spain	Bankinter

Makhteshim-Agan (UK) Limited	[Redacted]	20 Stratford Place, London W1C 1BG	Bank Leumi (UK) plc

Alligare, LLC	[Redacted] [Redacted]	2100A Southbridge Pkwy, Suite 445, Birmingham, AL 35209 USA	Oakworth Capital Bank

Makhteshim Agan of North America, Inc.	[Redacted]	564 Fifth Ave. New York, New York USA	Bank Leumi USA

Control Solutions Inc.	[Redacted]	707 Travis St, 9th Floor, Houston, Texas 77002, USA	JPMorgan Chase Bank, N.A.

Schedule 4.1(r)

EXHIBIT A

Form of Borrowing Request

DONEGAL RECEIVABLES PURCHASING LIMITED (the “Purchaser”), pursuant to Section 2.2(a) of the Receivables Funding Agreement, dated as of September 28, 2004, as amended as of 11 October 2005, December 19, 2005, 22 January 2007, 11 August 2008, 8 September 2009, 21 January 2010, 15 September 2010, 31 December 2010, 23 March 2011, and amended and restated as of     November 2011 (as amended, modified, or supplemented from time to time, the “Agreement”), among the Purchaser, Nieuw Amsterdam Receivables Corporation, as Facility Lenders, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International), London Branch, as Agent, hereby requests that an Advance be made pursuant to the Agreement. Capitalized terms used herein and not otherwise defined herein have the meaning assigned to them in the Agreement.

The Purchaser hereby requests:

The Advance Date of such Advance will be:	—

The amount of the Advance will be:	—[1]

The Currency of the Advance will be:	[Dollars][Euro][Shekels] [Sterling][Zloty]

The proceeds of the requested Advance should be credited to account of [the Purchaser] [the Servicer] specified from time to time pursuant to Schedule 1.6 (Address and Payment Information) to the Schedule of Definitions.

The Purchaser hereby certifies as of the date hereof that the conditions precedent to such Advance set forth in the Agreement have been satisfied, and that all of the representations and warranties made in Article IV of the Agreement are true and correct on and as of the Advance Date, both before and after giving effect to the Advance.

Dated:

DONEGAL RECEIVABLES PURCHASING LIMITED

By:

Name:

Title:

[1]	Subject to the minimum denominations set forth in Section 2.2(b) of the Agreement.